FOR IMMEDIATE RELEASE
November 9, 2004

Contact:  Anthony J. Monteverdi
          President and Chief Executive Officer
          (718) 677-4414

   Flatbush Federal Bancorp, Inc. Reports 2004 Third Quarter Operating Results

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB - News), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net income of $110,000 or $0.05 per share for the quarter ended September 30, 2004 as compared to $13,000 for the same quarter in 2003. The Company issued common stock on October 17, 2003, and therefore earnings per share for the three months ended September 30, 2003 were not reported.

The Company's assets as of September 30, 2004 were $135.8 million compared to $142.9 million at December 31, 2003, a decrease of $7.1 million or 5%. Cash and cash equivalents decreased $20.7 million or 70.6% at September 30, 2004 from $29.3 million at December 31, 2003. As a partial offset, mortgage-backed securities increased $11.9 million or 215.8% to $17.4 million at September 30, 2004 from $5.5 million as of December 31, 2003. In addition, loans receivable increased $3.1 million or 3.4% to $93.6 million at September 30, 2004 from $90.6 million as of December 31, 2003. Net decrease in assets was predominantly a result of a decrease in total deposits.

Total deposits decreased $7.7 million, or 6.1%, to $118.3 million at September 30, 2004 from $126.0 million as of December 31, 2003. Deposit outflow may be attributed to competitive rates.

Total stockholders' equity increased $216,000 to $15.8 million at September 30, 2004 from $15.6 million as of December 31, 2003. The increase reflects the addition of net income of $180,000, the market appreciation of ESOP shares released of $10,000 and amortization of $26,000 of unearned ESOP shares.

INCOME INFORMATION - Three month periods ended September 30, 2004 and 2003

Net income increased by $97,000, or 752.1%, to $110,000 for the quarter ended September 30, 2004 from $13,000 for the same quarter in 2003. The increase in earnings for the quarter was primarily due to an increase of $199,000 in interest income, decreases of $82,000 in interest expense and $7,000 in provision for loan losses, partially offset by a decrease of $9,000 in non-interest income and increases of $132,000 in non-interest expense and $50,000 in income taxes. The increase in interest income was due to a shift in the interest earning assets from short-term lower yielding investments to long-term higher yielding mortgage-backed securities and loans. The average yield on interest earning assets increased 155 basis points to 5.46% for the quarter ended September 30, 2004 from 3.91% for the quarter ended September 30, 2003. The decrease in interest expense was due to the lower average balance of interest-bearing deposits for the quarter ended September 30, 2004. The average balance of interest-bearing deposits decreased by $11.4 million to $114.6 million for the quarter ended September 30, 2004 from $126.0 million for the same quarter in 2003. In addition, the average cost of funds decreased 12 basis points to 1.57% for the quarter ended September 30, 2004 from 1.69% for the quarter ended September 30, 2003. The average balance of deposits for the quarter ended September 30, 2003 increased as a result of funds deposited for the stock offering of October 17, 2003. The Association experienced diminished activity in fee-generating transactions, resulting in a decrease in non-interest income.

Non-interest expense increased $132,000 to $1.2 million for the quarter ended September 30, 2004 from $1.1 million for the same period in 2003. The increase in non-interest expense included increases of $66,000 in salaries and employee benefits, $5,000 in occupancy expense, $23,000 in directors' compensation, $27,000 in legal fees, $6,000 in other insurance premium and $49,000 in miscellaneous expenses, partially offset by decreases of $38,000 in equipment expense, $4,000 in advertising and $1,000 in federal insurance premium.

INCOME INFORMATION - Nine-month periods ended September 30, 2004 and 2003

Net income increased by $141,000, or 365.7%, to $180,000 for nine months ended September 30, 2004 from $39,000 for the same period in 2003. The increase was primarily due to an increase of $191,000 in interest income, decreases of $389,000 in interest expense and $8,000 in provision for loan losses, partially offset by a decrease of $35,000 in non-interest income and increases of $327,000 in non-interest expense and $85,000 in income taxes. The increase in interest income was attributed to the shift in interest-earning assets from short-term lower yielding investments to long-term higher yielding mortgage-backed securities and loans. The average yield on interest-earning assets increased 51 basis points to 5.14% for nine months ended September 30, 2004 from 4.63% for nine months ended September 30, 2003. The decrease in interest expense was due to the lower average balance of interest-bearing deposits for nine months ended September 30, 2004. The average balance of interest-bearing deposits decreased by $8.4 million to $117.0 for nine months ended September 30, 2004 from $125.5 million for nine months ended September 30, 2003. In addition, the average cost of funds decreased 30 basis points to 1.56% for nine months ended September 30, 2004 from 1.86% for the same period in 2003. The average balance of deposits for nine months ended September 30, 2003 increased as a result of funds deposited for the stock offering of October 17, 2003. The Association experienced diminished activity in fee-generating transactions, resulting in a decrease in non-interest income.

Non-interest expense increased by $327,000 to $3.7 million for nine months ended September 30, 2004 from $3.4 million for nine months ended September 30, 2003. The increase in non-interest expense included increases of $180,000 in salary and employee benefits, $14,000 in occupancy expense, $16,000 in directors' compensation, $66,000 in legal fees, $2,000 in federal insurance premium, $12,000 in other insurance premiums and $108,000 in miscellaneous expenses. As a partial offset, the Association experienced a net decrease of $71,000 attributed to equipment expense.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

(in thousands)                           SEPTEMBER 30      DECEMBER 31
                                             2004             2003
                                          ----------       ----------
Total Assets                              $  135,806       $  142,937
Loans Receivable                              93,677           90,571
Investment                                    13,030           14,212
Securities
Mortgage-backed Securities                    17,436            5,521
Cash and Cash Equivalents                      8,601           29,260
Deposits                                     118,273          126,032
Stockholders                                  15,841           15,625
Equity


SELECTED OPERATING DATA

                                             AT OR FOR THE THREE               AT OR FOR THE NINE
                                           MONTHS ENDED SEPTEMBER 30         MONTHS ENDED SEPTEMBER 30
(in thousands)                               2004             2003             2004             2003
                                          ----------       ----------       ----------       ----------
Total Interest                            $    1,810       $    1,611       $    5,193       $    5,002
Income
Total Interest Expense                           450              532            1,366            1,754
Net Interest                                   1,360            1,079            3,827            3,248
Income
Provision for Loan Loss                            0                7                0                8
Non-interest                                      65               74              193              228
Income
Non-interest                                   1,244            1,112            3,705            3,378
Expense
Income Taxes                                      71               21              135               51
Net Income                                $      110       $       13       $      180       $       39

PERFORMANCE RATIOS

Return on Average Assets                        0.32%            0.03%            0.17%            0.03%
Return on Average Equity                        2.78%            0.61%            1.53%            0.61%
Interest Rate                                   3.89%            2.22%            3.59%            2.76%
Spread

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                       0.19%            0.21%            0.19%            0.21%
Non-performing Loans to Total                   0.23%            0.02%            0.23%            0.02%
Assets

CAPITAL RATIO
Equity toTotal                                 10.92%            3.63%
Assets